EXHIBIT 1.1

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MARCH 5, 2001

                                     BETWEEN

                           PROMOTIONAL CONCEPTS, INC.

                                       AND

                                  TARTAM, INC.

TABLE OF CONTENTS


ARTICLE 1. The Merger

  Section 1.1.                       The Merger
  Section 1.2.                       Effective Time
  Section 1.3.                                Closing of the Merger
  Section 1.4.                                Effects of the Merger
  Section 1.5.                                Board of Directors and Officers
  Section 1.6.                                         Conversion of Shares
  Section 1.7.                                Exchange of Certificates
  Section 1.8.                                Stock Options
  Section 1.9.                       Taking of Necessary Action; Further Action

ARTICLE 2. Representations and Warranties of PRO

  Section 2.1.                       Organization and Qualification
  Section 2.2.                                         Capitalization of PRO
  Section 2.3.                       Authority Relative to this Agreement;
                                     Recommendation.
  Section 2.4.                       SEC Reports; Financial Statements
  Section 2.5.                                         Information Supplied
  Section 2.6.                           Consents and Approvals; No Violations
  Section 2.7.                                         No Default
  Section 2.8.                  No Undisclosed Liabilities; Absence of Changes
  Section 2.9.                            Litigation
  Section 2.10.                 Compliance with Applicable Law
  Section 2.11.                 Employee Benefit Plans; Labor Matters
  Section 2.12.                 Environmental Laws and Regulations
  Section 2.13.                            Tax Matters
  Section 2.14.                            Title To Property
  Section 2.15.                            Intellectual Property
  Section 2.16.                            Insurance
  Section 2.17.                            Vote Required
  Section 2.18.                            Tax Treatment
  Section 2.19.                            Affiliates
  Section 2.20.                            Certain Business Practices
  Section 2.21.                            Insider Interests
  Section 2.22.                            Opinion of Financial Adviser
  Section 2.23.                            Brokers
  Section 2.24.                            Disclosure
  Section 2.25.                            No Existing Discussion
  Section 2.26.                            Material Contracts


ARTICLE 3. Representations and Warranties of TAR.

  Section 3.1.                             Organization and Qualification
  Section 3.2.                             Capitalization of TAR
  Section 3.3.                             Authority Relative to this Agreement;
                                           Recommendation
  Section 3.4.                             SEC Reports; Financial Statements
  Section 3.5.                             Information Supplied
  Section 3.6.                            Consents and Approvals; No Violations
  Section 3.7.                             No Default
  Section 3.8                   No Undisclosed Liabilities; Absence of Changes
  Section 3.9.                              Litigation
  Section 3.10.                            Compliance with Applicable Law
  Section 3.11.                 Employee Benefit Plans; Labor Matters
  Section 3.12.                 Environmental Laws and Regulations
  Section 3.13.                              Tax Matters
  Section 3.14.                              Title to Property
  Section 3.15.                              Intellectual Property
  Section 3.16.                              Insurance
  Section 3.17.                              Vote Required
  Section 3.18.                              Tax Treatment
  Section 3.19.                              Affiliates
  Section 3.20.                           Certain Business Practices
  Section 3.21.                              Insider Interests
  Section 3.22.                           Opinion of Financial Adviser
  Section 3.23.                              Brokers
  Section 3.24.                              Disclosure
  Section 3.25.                           No Existing Discussions
  Section 3.26.                              Material Contracts

ARTICLE 4. Covenants
  Section 4.1.                            Conduct of Business of PRO
  Section 4.2.                            Conduct of Business of TAR
  Section 4.3.                     Preparation of 8-K and the Proxy Statement
  Section 4.4.                             Other Potential Acquirers
  Section 4.5.                              Meetings of Stockholders
  Section 4.6.                              NASD OTC:BB Listing
  Section 4.7.                              Access to Information
  Section 4.8.                     Additional Agreements; Reasonable Efforts.
  Section 4.9.                     Employee Benefits; Stock Option and Employee
                                            Purchase Plans
  Section 4.10.                             Public Announcements
  Section 4.11.                             Indemnification
  Section 4.12.                             Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger Conditions to Each Party's Obligations to Effect the

  Section 5.1.                            Merger
  Section 5.2.                           Conditions to the Obligations of PRO
  Section 5.3.                           Conditions to the Obligations of TAR



ARTICLE 6. Termination; Amendment; Waiver

  Section 6.1.                            Termination
  Section 6.2.                            Effect of Termination
  Section 6.3.                            Fees and Expenses
  Section 6.4.                            Amendment
  Section 6.5.                            Extension; Waiver

ARTICLE 7. Miscellaneous

  Section 7.1.                  Nonsurvival of Representations and Warranties
  Section 7.2.                  Entire Agreement; Assignment
  Section 7.3.                             Validity
  Section 7.4.                             Notices
  Section 7.5.                             Governing Law
  Section 7.6.                             Descriptive Headings
  Section 7.7.                             Parties in Interest
  Section 7.8.                             Certain Definitions
  Section 7.9.                             Personal Liability
  Section 7.10.                            Specific Performance
  Section 7.11.                            Counterparts


                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of March 5, 2001, is between PROMOTIONAL CONCEPTS, INC., a Nevada corporation ("PRO"), and Tartam, Inc., a Nevada corporation ("TAR").
     Whereas, the Boards of Directors of PRO and TAR each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, PRO and TAR desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, PRO and TAR hereby agree as follows:

                                    ARTICLE I

                                                              The Merger

Section 1.1. The Merger.

At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation law of the state of Nevada (the "NGCL"), TAR shall be merged with and into PRO (as defined below) (the "Merger`). Following the Merger, PRO shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of TAR shall cease. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Surviving Corporation; however, initially the Surviving Corporation shall be named Promotional Concepts, Inc. a Nevada corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time.

Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of TAR and PRO, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

Section  1.3.  Closing of the Merger.

The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Promotional Concepts, Inc., 5300 West Sahara, Suite 100 Las Vegas, Nevada 89146, unless another time, date or place is agreed to in writing by the parties hereto.

Section  1.4. Effects of the Merger.

The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of TAR shall vest in the Surviving Corporation, and all debts, liabilities and duties of TAR shall become the debts, liabilities and duties of the Surviving Corporation.



Section  1.5. Board of Directors and Officers of PRO.

At or prior to the Effective Time, each of TAR and PRO agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of PRO to remain the same. In addition, PRO majority stockholders of PRO prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the PRO's Board of Directors shall remain the same until the next Annual Meeting.

Section 1.6. Conversion of Shares.

         (a) At the Effective Time, each share of common stock, par value $.001 per share of TAR (individually a "TAR Share" and collectively, the "TAR Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of TAR, PRO, or the holder thereof, be converted into and shall become fully paid and nonassessable PRO common shares determined by issuing one share of PRO common shares for every 1,200 shares of TAR.

         (b) At the Effective Time, each TAR Share held in the treasury of TAR, by TAR immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of TAR or PRO be canceled, retired and cease to exist and no payment shall be made with respectthereto.

Section 1.7. Exchange of Certificates.

         (a) Prior to the Effective Time, PRO shall enter into an agreement with, and shall deposit with, Promotional Concepts, Inc., or such other agent or agents as may be satisfactory to PRO and TAR (the "Exchange Agent'), for the benefit of the holders of TAR Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of PRO Shares to be issued to holders of TAR Shares issuable pursuant to
Section 1.6 in exchange for outstanding TAR Shares.

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding TAR Shares (the "Certificates") whose shares were converted into the right to receive PRO Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TAR and PRO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing PRO Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole PRO Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of the Cash Fund, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of TAR Shares which are not registered in the transfer records of TAR, a certificate representing the proper number of PRO Shares may be issued to a transferee if the Certificate representing such TAR Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or PRO to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing PRO Shares as contemplated by this Section 1.8.

         (c) No dividends or other distributions declared or made after the Effective Time with respect to PRO Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the PRO Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

         (d) In the event that any Certificate for TAR Shares or PRO Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such PRO Shares and cash in lieu of fractional PRO Shares, if any, as may be required pursuant to this Agreement; provided, however, that PRO or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.



         (e) All PRO Shares issued upon the surrender for exchange of TAR Shares in accordance with the terms hereof (including any cash paid pursuant to Section
1.10 shall be deemed to have been issued in full satisfaction of all rights pertaining to such TAR Shares. There shall be no further registration of transfers on the stock transfer books of either of TAR or PRO of the TAR Shares or PRO Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to PRO for any reason, they shall be canceled and exchanged as provided in this Article I.

         (f) No fractional PRO Shares shall be issued in the Merger, but in lieu thereof each holder of TAR Shares otherwise entitled to a fractional PRO Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.


Section  1.8.  At  the  Effective Time;

Each outstanding option to purchase TAR Shares, if any (a "TAR Stock Option" or collectively, "TAR Stock Options") issued pursuant to any TAR Stock Option Plan or TAR Long Term Incentive Plan whether vested or unrested, shall be cancelled.

Section  1.9. Taking of Necessary Action;

Further Action. If, at any time after the Effective Time, TAR or PRO reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest PRO with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TAR, the officers and directors of PRO and TAR are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                    ARTICLE 2

                      Representations and Warranties of PRO

Except as set forth on the Disclosure Schedule delivered by PRO to TAR (the "PRO Disclosure Schedule"), PRO hereby represents and warrants to TAR as follows:

Section 2.1. Organization and Qualification.

         (a) PRO is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on PRO. When used in connection with PRO, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of PRO, other than any change or effect arising out of general economic conditions unrelated to any business in which PRO is engaged, or (ii) that may impair the ability of PRO to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         (b) PRO has heretofore delivered to TAR accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of PRO. Except as set forth on Schedule 2.1 of the PRO Disclosure Schedule, PRO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on PRO.

Section 2.2. Capitalization of PRO.

         (a) The authorized capital stock of PRO consists of: (i) twenty-five Million (25,000,000) Shares of Common Stock, $0.001 par value, and zero (0) shares of Preferred stock, $0.001 par value. As of March 5, 2001 9,293,200 shares of PRO Common Stock were issued and outstanding with no shares of PRO Preferred Stock issued and outstanding. All of the outstanding PRO Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of PRO, (ii) securities of PRO convertible into or exchangeable for shares of capital stock or voting securities of PRO, except for the preferred shares of PRO, (iii) options or other rights to acquire from PRO and, no obligations of PRO to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PRO, and (iv) equity equivalents, interests in the ownership or earnings of PRO or other similar rights (collectively, "PRO Securities"). As of the date hereof, there are no outstanding obligations of PRO or its subsidiaries to repurchase, redeem or otherwise acquire any PRO Securities or stockholder agreements, voting trusts or other agreements or understandings to which PRO is a party or by which it is bound relating to the voting or registration of any shares of capital stock of PRO. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         (b) The PRO Shares constitute the only class of equity securities of PRO registered or required to be registered under the Exchange Act.

         (c) PRO does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

         (a) PRO has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PRO (the "PRO Board") and no other corporate proceedings on the part of PRO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding PRO Shares. This Agreement has been duly and validly executed and delivered by PRO and constitutes a valid, legal and binding agreement of PRO, enforceable against PRO in accordance with its terms.

         (b) The PRO Board has resolved to recommend that the stockholders of PRO approve and adopt this Agreement.

Section 2.4. SEC Reports; Financial Statements.

PRO is not required to file forms, reports and documents with the SEC.

Section 2.5. Information Supplied.

None of the information supplied or to be supplied by PRO for inclusion or incorporation by reference in connection with the Merger (the "Proxy Statement") will at the date mailed to stockholders of PRO and at the times of the meeting or meetings of stockholders of PRO to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of PRO's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section  2.6.  Consents  and  Approvals;

No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc.
("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the PRO Disclosure Schedule no filing with or notice to, and no remit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by PRO of this Agreement or the consummation by PRO of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on PRO.

Except as set forth in Section 2.6 of the PRO Disclosure Schedule, neither the execution, delivery and performance of this Agreement by PRO nor the consummation by PRO of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of PRO, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PRO is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to PRO or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on PRO.

Section 2.7. No Default.

Except as set forth in Section 2.7 of the PRO Disclosure Schedule, PRO is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PRO is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to PRO or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on PRO. Except as set forth in Section
2.7 of the PRO Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PRO is now a party or by which its respective properties or assets may be bound that is material to PRO and that has not expired is in full force and effect and is not subject to any material default thereunder of which PRO is aware by any party obligated to PRO thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes.

Except as and to the extent disclosed by PRO in the PRO, none of PRO or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of PRO and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on PRO. Except as disclosed by PRO, none of PRO or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to PRO or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on PRO. Except as and to the extent disclosed by PRO there has not been (i) any material change by PRO in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by PRO of any of its assets having a Material adverse Effect on PRO, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section  2.9. Litigation.

Except as set forth in Schedule 2.9 of the PRO Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of PRO, threatened against PRO or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on PRO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by PRO, none of PRO or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on PRO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. Section 2.10. Compliance with Applicable Law.

Except as disclosed by PRO, PRO and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "PRO
Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on PRO. Except as disclosed by PRO, PRO and its subsidiaries are in compliance with the terms of the PRO Permits, except where the failure so to comply would not have a Material Adverse Effect on PRO. Except as disclosed by PRO, the businesses of PRO and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on PRO. Except as disclosed by PRO no investigation or review by any Governmental Entity with respect to PRO or its subsidiaries is pending or, to the knowledge of PRO, threatened, nor, to the knowledge of PRO, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which PRO reasonably believes will not have a Material Adverse Effect on PRO.

Section 2.11. Employee Benefit Plans; Labor Matters.

         (a) Except as set forth in Section 2.11(a) of the PRO Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by PRO or any entity required to be aggregated with PRO pursuant to Section 414 of the Code (each, a "PRO Employee Plan"), no event has occurred and to the knowledge of PRO, no condition or set of circumstances exists in connection with which PRO could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on PRO.

         (b) (i) No PRO Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each PRO Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

         (c) Section 2.11(c) of the PRO Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any PRO Stock Options, together with the number of PRO Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the PRO Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. PRO has furnished TAR with complete copies of the plans pursuant to which the PRO Stock Options were issued. Other than the automatic vesting of PRO Stock Options that may occur without any action on the part of PRO or its officers or directors, PRO has not taken any action that would result in any PRO Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (d) PRO has made available to TAR (i) a description of the terms of employment and compensation arrangements of all officers of PRO and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating PRO to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of PRO who have executed a non-competition agreement with PRO and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of PRO with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of PRO with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the PRO Disclosure Schedule.

         (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any PRO Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

         (f) There are no controversies pending or, to the knowledge of PRO, threatened, between PRO and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on PRO. Neither PRO nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by PRO or any of its subsidiaries (and neither PRO nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does PRO know of any activities or proceedings of any labor union to organize any of its or employees. PRO has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

         (a) Except as publicly disclosed by PRO in the PRO SEC Reports, (i) PRO is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on PRO, which compliance includes, but is not limited to, the possession by PRO of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) PRO has not received written notice of, or, to the knowledge of PRO, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on PRO; and (iii) to the knowledge of PRO, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

         (b) Except as publicly disclosed by PRO, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on PRO that are pending or, to the knowledge of PRO, threatened against PRO or, to the knowledge of PRO, against any person or entity whose liability for any Environmental Claim PRO has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

         (a) Except as set forth in Section 2.13 of the PRO Disclosure Schedule:
(i) PRO has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of PRO and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to PRO have been paid in full or have been provided for in accordance with GAAP on PRO's most recent balance sheet which is part of the PRO SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to PRO; (iv) to the knowledge of PRO none of the Tax Returns of or with respect to PRO is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to PRO which has not been abated or paid in full. (vi) Management of PRO asserts that any franchise taxes, if owed, by TAR to the State of Nevada will be paid by PRO.

         (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property.

PRO has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on PRO; and, to PRO's knowledge, all leases pursuant to which PRO leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of PRO, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which PRO has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on PRO.



 Section 2.15. Intellectual Property.

         (a) PRO owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "PRO Intellectual Property Rights").

         (b) The validity of the PRO Intellectual Property Rights and the title thereto of PRO is not being questioned in any litigation to which PRO is a party.

         (c) Except as set forth in Section 2.15(c) of the PRO Disclosure Schedule, the conduct of the business of PRO as now conducted does not, to PRO's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any PRO Intellectual Property Rights.

         (d) PRO has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where PRO has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section  2.16.  Insurance.

PRO currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required.

The affirmative vote of the holders of at least a majority of the outstanding PRO Shares is the only vote of the holders of any class or series of PRO's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment.

Neither PRO nor, to the knowledge of PRO, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section   2.19.  Affiliates.

Except for Principal PRO Stockholder("PRO") and the directors and executive officers of PRO, each of whom is listed in Section 2.19 of the PRO Disclosure Schedule, there are no persons who, to the knowledge of PRO, may be deemed to be affiliates of PRO under Rule 1-02(b) of Regulation S-X of the SEC (the "PRO Affiliates").

Section  2.20.  Certain  Business  Practices.

None of PRO or any directors, officers, agents or employees of PRO has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

Section  2.21. Insider Interests.

Except as set forth in Section 2.21 of the PRO Disclosure Schedule, neither PRO nor any officer or director of PRO has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or PRO Intellectual Property Rights, used in or pertaining to the business of PRO, expect for the ordinary rights of a stockholder or employee stock option holder.

Section  2.22. Opinion of Financial Adviser.
No advisers, as of the date hereof, have delivered to the PRO Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of PRO Shares.

Section  2.23. Brokers.

No broker, finder or investment banker (other than the PRO Financial Adviser, a true and correct copy of whose engagement agreement has been provided to TAR) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PRO.

Section 2.24. Disclosure.

No representation or warranty of PRO in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to TAR pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.



Section 2.25. No Existing Discussions.

As of the date hereof, PRO is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

         (a) PRO has delivered or otherwise made available to TAR true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which PRO is a party affecting the obligations of any party thereunder) to which PRO is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of PRO taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of PRO taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which PRO is a party involving employees of PRO); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since September 30, 2000; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "PRO Contracts"). PRO is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

         (b) Each of the PRO Contracts is valid and enforceable in accordance with its terms, and there is no default under any PRO Contract so listed either by PRO or, to the knowledge of PRO, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by PRO or, to the knowledge of PRO, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on PRO.

         (c) No party to any such PRO Contract has given notice to PRO of or made a claim against PRO with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on PRO.

                                    ARTICLE 3

                      Representations and Warranties of TAR

Except as set forth on the Disclosure Schedule delivered by TAR to PRO (the "TAR Disclosure Schedule"), TAR hereby represents and warrants to PRO as follows:

Section 3.1. Organization and Qualification.

         (a) Each of TAR and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on TAR. When used in connection with TAR, the term
"Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of TAR and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which TAR and its subsidiaries are engaged, or (ii) that may impair the ability of TAR to consummate the transactions contemplated hereby.

         (b) TAR has heretofore delivered to PRO accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of TAR. Each of TAR and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on TAR.



Section 3.2. Capitalization of TAR.

         (a) As of March 5, 2001, the authorized capital stock of TAR consists of; (i) Twenty Million (20,000,000) TAR common Shares, $.001 par value, of which 6,000,000 common Shares are issued and outstanding, and (ii) no authorized preferred shares. All of the outstanding TAR Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

         (b) Except as set forth in Section 3.2(b) of the TAR Disclosure Schedule, TAR is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

         (c) Except as set forth in Section 3.2(c) of the TAR Disclosure Schedule, between December 31, 1999 and the date hereof, no shares of TAR's capital stock have been issued and no TAR Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of TAR, (ii) securities of TAR or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of TAR, (iii) options or other rights to acquire from TAR or its subsidiaries, or obligations of TAR or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TAR, or (iv) equity equivalents, interests in the ownership or earnings of TAR or its subsidiaries or other similar rights (collectively, "TAR Securities"). As of the date hereof, there are no outstanding obligations of TAR or any of its subsidiaries to repurchase, redeem or otherwise acquire any TAR Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which TAR is a party or by which it is bound relating to the voting or registration of any shares of capital stock of TAR.

         (d) Except as set forth in Section 3.2(d) of the TAR Disclosure Schedule, there are no securities of TAR convertible into or exchangeable for, no options or other rights to acquire from TAR, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of TAR.

         (e) The TAR Shares constitute the only class of equity securities of TAR or its subsidiaries.

         (f) Except as set forth in Section 3.2(f) of the TAR Disclosure Schedule, TAR does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

         (a) TAR has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of TAR (the "TAR Board"), and no other corporate proceedings on the part of TAR are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding TAR Shares. This Agreement has been duly and validly executed and delivered by TAR and constitutes a valid, legal and binding agreement of TAR, enforceable against TAR in accordance with its terms.

         (b) The TAR Board has resolved to recommend that the stockholders of TAR approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements.

         (a) TAR has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since Septemner 1, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. TAR has heretofore delivered or promptly will deliver prior to the Effective Date to TAR, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Registration Statement on Form 10SB-12G dated September 1, 2000, (ii) all definitive proxy statements relating to TAR's meetings of stockholders (whether annual or special) held since September 1, 2000, if any, and (iii) all other reports or registration statements filed by TAR with the SEC since September 1, 2000 (all of the foregoing, collectively, the "TAR SEC Reports"). None of such TAR SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of TAR included in the TAR SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of TAR as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the TAR SEC Reports have been so filed.

         (b) TAR has heretofore made available or promptly will make available to PRO a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by TAR with the SEC pursuant to the Exchange Act.

Section 3.5. Information Supplied.

None of the information supplied or to be supplied by TAR for inclusion or incorporation by reference to (i) the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of PRO, if any, and at the times of the meeting or meetings of stockholders of PRO to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of TAR's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section  3.6.  Consents and Approvals;

No Violations. Except as set forth in Section 3.6 of the TAR Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by TAR of this Agreement or the consummation by TAR of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on TAR.

Neither the execution, delivery and performance of this Agreement by TAR nor the consummation by TAR of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of TAR or any of TAR's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TAR or any of TAR is subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to TAR or any of TAR's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on TAR.

Section 3.7. No Default.

None of TAR or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TAR or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to TAR, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on TAR. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TAR or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to TAR and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which TAR is aware by any party obligated to TAR or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes.

Except as set forth in Section 2.8 of the TAR Disclosure Schedule and except as and to the extent publicly disclosed by TAR in the TAR SEC Reports, as of September 1, 2000, TAR does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of TAR (including the notes thereto) or which would have a Material Adverse Effect on TAR. Except as publicly disclosed by TAR, since September 1, 2000, TAR has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to TAR having or which reasonably could be expected to have, a Material Adverse Effect on TAR. Except as and to the extent publicly disclosed by TAR in the TAR SEC Reports and except as set forth in Section 2.8 of the TAR Disclosure Schedule, since September 1, 2000, there has not been (i) any material change by TAR in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by TAR of any of its assets having a Material Adverse Effect on TAR, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section
4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section  3.9. Litigation.

Except as publicly disclosed by TAR in the TAR SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of TAR, threatened against TAR or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on TAR or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by TAR in the TAR SEC Reports, TAR is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on TAR or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section  3.10.  Compliance with Applicable  Law.

Except as publicly disclosed by TAR in the TAR SEC Reports, TAR holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'TAR Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on TAR. Except as publicly disclosed by TAR in the TAR SEC Reports, TAR is in compliance with the terms of the TAR Permits, except where the failure so to comply would not have a Material Adverse Effect on TAR. Except as publicly disclosed by TAR in the TAR SEC Reports, the business of TAR is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on TAR. Except as publicly disclosed by TAR in the TAR SEC Reports, no investigation or review by any Governmental Entity with respect to TAR is pending or, to the knowledge of TAR, threatened, nor, to the knowledge of TAR, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which TAR reasonably believes will not have a Material Adverse Effect on TAR.

Section 3.11. Employee Benefit Plans; Labor Matters.

         (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by TAR, any of its subsidiaries or any entity required to be aggregated with TAR or any of its subsidiaries pursuant to Section 414 of the Code (each, a "TAR Employee Plan"), no event has occurred and, to the knowledge of TAR, no condition or set of circumstances exists in connection with which TAR or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on TAR.



         (b) (i) No TAR Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each TAR Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

         (c) Section 3.11(c) of the TAR Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any TAR Stock Options, together with the number of TAR Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the TAR Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. TAR has furnished PRO with complete copies of the plans pursuant to which the TAR Stock Options were issued. Other than the automatic vesting of TAR Stock Options that may occur without any action on the part of TAR or its officers or directors, TAR has not taken any action that would result in any TAR Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (d) TAR has made available to PRO (i) a description of the terms of employment and compensation arrangements of all officers of TAR and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating TAR to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of TAR who have executed a non-competition agreement with TAR and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of TAR with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the TAR with or relating to its employees which contain change in control provisions.

         (e) Except as disclosed in Section 3.11(e) of the TAR Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any TAR Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

         (f) There are no controversies pending or, to the knowledge of TAR threatened, between TAR or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on TAR. Neither TAR nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TAR or any of its subsidiaries (and neither TAR nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does TAR know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. TAR has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

Section 3.12. Environmental Laws and Regulations.

         (a) Except as disclosed by TAR, (i) each of TAR and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on TAR, which compliance includes, but is not limited to, the possession by TAR and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of TAR or its subsidiaries has received written notice of, or, to the knowledge of TAR, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on TAR; and (iii) to the knowledge of TAR, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.


         (b) Except as disclosed by TAR, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on TAR that are pending or, to the knowledge of TAR, threatened against TAR or any of its subsidiaries or, to the knowledge of TAR, against any person or entity whose liability for any Environmental Claim TAR or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters.

Except as set forth in Section 3.13 of the TAR Disclosure Schedule: (i) TAR and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of TAR and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to TAR and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on TAR's most recent balance sheet which is part of the TAR SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to TAR or its subsidiaries; (iv) to the knowledge of TAR none of the Tax Returns of or with respect to TAR or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to TAR or any of its subsidiaries which has not been abated or paid in full.
(vi) Management of PRO asserts that any franchise taxes, if owed, by TAR to the State of Nevada will be paid by PRO.

Section 3.14. Title to Property.

TAR and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on TAR; and, to TAR's knowledge, all leases pursuant to which TAR or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of TAR, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which TAR or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on TAR.

Section 3.15. Intellectual Property.

         (a) Each of TAR and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "TAR Intellectual Property Rights").

         (b) Except as set forth in Section 3.15(b) of the TAR Disclosure Schedule the validity of the TAR Intellectual Property Rights and the title thereto of TAR or any subsidiary, as the case may be, is not being questioned in any litigation to which TAR or any subsidiary is a party.

         (c) The conduct of the business of TAR and its subsidiaries as now conducted does not, to TARis knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any TAR Intellectual Property Rights.

         (d) Each of TAR and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where TAR has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section  3.16.  Insurance.

TAR does not currently maintain general liability and other business insurance.



Section 3.17. Vote Required.

The affirmative vote of the holders of at least a majority of the outstanding TAR Shares is the only vote of the holders of any class or series of TAR's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment.

Neither TAR nor, to the knowledge of TAR, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section  3.19.  Affiliates.

Except for the directors and executive officers of TAR, each of whom is listed in Section 3.19 of the TAR Disclosure Schedule, there are no persons who, to the knowledge of TAR, may be deemed to be affiliates of TAR under Rule 1-02(b) of Regulation S-X of the SEC (the "TAR Affiliates").

Section  3.20.  Certain Business Practices.

None of TAR, any of its subsidiaries or any directors, officers, agents or employees of TAR or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section  3.21. Insider Interests.

Except as set forth in Section 3.21 of the TAR Disclosure Schedule, no officer or director of TAR has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or TAR Intellectual Property Rights, used in or pertaining to the business of TAR or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

Section  3.22. Opinion of Financial Adviser.

No advisers, as of the date hereof, have delivered to the TAR Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of TAR Shares.

Section  3.23. Brokers.

No broker, finder or investment banker (other than the TAR Financial Adviser, a true and correct copy of whose engagement agreement has been provided to PRO) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TAR.

Section 3.24. Disclosure.

No representation or warranty of TAR in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to PRO pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions.

As of the date hereof, TAR is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

         (a) TAR has delivered or otherwise made available to PRO true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which TAR is a party affecting the obligations of any party thereunder) to which TAR or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of TAR and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of TAR and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which TAR is a party involving employees of TAR); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'TAR Contracts"). Neither TAR nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

         (b) Each of the TAR Contracts is valid and enforceable in accordance with its terms, and there is no default under any TAR Contract so listed either by TAR or, to the knowledge of TAR, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by TAR or, to the knowledge of TAR, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on TAR.

     (c) No party to any such TAR Contract has given notice to TAR of or made a claim against TAR with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on TAR.

                                                               ARTICLE 4

                                                               Covenants

Section  4.1.  Conduct of Business of PRO.

Except as contemplated by this Agreement or as described in Section 4.1 of the PRO Disclosure Schedule, during the period from the date hereof to the Effective Time, PRO will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the PRO Disclosure Schedule, prior to the Effective Time, PRO will not, without the prior written consent of TAR:

(a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PRO (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of PRO; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent PRO from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to TAR (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to PRO) however, there are no bonuses or salaries being paid at this time;

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to PRO; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to PRO;

(l)  settle or compromise any pending or threatened suit,  action or claim which
     (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on PRO;

         (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

         (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section  4.2.  Conduct of Business of TAR.

Except as contemplated by this Agreement or as described in Section 4.2 of the TAR Disclosure Schedule during the period from the date hereof to the Effective Time, TAR will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the TAR Disclosure Schedule, prior to the Effective Time, TAR will not, without the prior written consent of:

(a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

         (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of TAR (other than the Merger);

         (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of TAR or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

         (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent TAR or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2000 in the ordinary course of year end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2000 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to TAR) at the present time there are no salaries or bonuses expected for the end of fiscal 2000;

         (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to TAR; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to TAR and its subsidiaries taken as a whole;

(l)  settle or compromise any pending or threatened suit,  action or claim which
     (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on TAR;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the TAR contained in this Agreement untrue or incorrect.

Section  4.3.  Preparation  of 8-K and the Proxy  Statement.

TAR shall promptly prepare and file with the SEC the Proxy Statement, if required by counsel.

Section 4.4. Other Potential Acquirers.

         (a) TAR, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders.

Each of TAR and PRO shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of PRO and the General Corporation Law of its respective state, and its charter and bylaws, in the case of TAR. PRO and TAR will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

Section  4.6.  OTC:BB Listing.

The parties shall use all reasonable efforts to cause the PRO Shares, subject to Rule 144, to be traded on the Over The Counter Bulletin Board (OTC:BB).

Section 4.7. Access to Information.

         (a) Between the date hereof and the Effective Time, PRO will give TAR and its authorized representatives, and TAR will give PRO and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

         (b) Between the date hereof and the Effective Time, PRO shall furnish to TAR, and TAR will furnish to PRO, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

         (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, TAR and PRO agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.



Section 4.9. Indemnification.

         (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, PRO shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or
(ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) PRO shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to PRO, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) PRO will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and PRO's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to PRO and the Indemnified Party; provided, however, that PRO shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, c conflict on any significant issue between positions of any two or more Indemnified Parties.

         (b) In the event PRO or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of PRO shall assume the obligations set forth in this
Section 4.11.

         (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of PRO and TAR and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in PRO's and TAR's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

         (d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section  4.10.  Notification of Certain Matters.

The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.



                                    ARTICLE 5

                    Conditions to Consummation of the Merger

Section  5.1.  Conditions to Each Party's Obligations  to  Effect  the Merger.

The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of PRO and TAR;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of PRO and TAR;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section  5.2. Conditions to the Obligations of PRO.

The obligation of PRO to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of TAR contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on
TAR) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing TAR shall have delivered to PRO a certificate to that effect;

         (b) each of the covenants and obligations of TAR to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing TAR shall have delivered to PRO a certificate to that effect;

         (d) TAR shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of TAR under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of PRO, individually or in the aggregate, have a Material Adverse Effect on TAR;

         (e) there shall have been no events, changes or effects with respect to TAR or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on TAR; and

Section  5.3.  Conditions to the Obligations of  TAR.

The respective obligations of TAR to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of PRO contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on
PRO) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing PRO shall have delivered to TAR a certificate to that effect;

         (b) each of the covenants and obligations of PRO to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing PRO shall have delivered to TAR a certificate to that effect;

         (c) there shall have been no events, changes or effects with respect to PRO having or which could reasonably be expected to have a Material Adverse Effect on PRO.



                                    ARTICLE 6

                         Termination; Amendment; Waiver

Section  6.1.  Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by PRO's or TAR's stockholders:

         (a) by mutual written consent of PRO and TAR;

         (b) by TAR or PRO if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 15, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

         (c) by PRO if (i) there shall have been a breach of any representation or warranty on the part of TAR set forth in this Agreement, or if any representation or warranty of TAR shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by November 30, 1999 (or as otherwise extended), (ii) there shall have been a breach by TAR of any of their respective covenants or agreements hereunder having a Material Adverse Effect on TAR or materially adversely affecting (or materially delaying) the consummation of the Merger, and TAR, as the case may be, has not cured such breach within 20 business days after notice by PRO thereof, provided that PRO has not breached any of its obligations hereunder, (iii) PRO shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) PRO shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

         (d) by TAR if (i) there shall have been a breach of any representation or warranty on the part of PRO set forth in this Agreement, or if any representation or warranty of PRO shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by December 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by PRO of its covenants or agreements hereunder having a Material Adverse Effect on PRO or materially adversely affecting (or materially delaying) the consummation of the Merger, and PRO, as the case may be, has not cured such breach within twenty business days after notice by TAR thereof, provided that TAR has not breached any of its obligations hereunder, (iii) the PRO Board shall have recommended to PRO's stockholders a Superior Proposal, (iv) the PRO Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) TAR shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) PRO shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section  6.2.  Effect of Termination.

In the event of the termination  and  abandonment of this Agreement  pursuant to
Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section
6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section  6.3.  Fees and Expenses.

Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment.

This Agreement may be amended by action taken by PRO and TAR at any time before or after approval of the Merger by the stockholders of PRO and TAR (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.



Section  6.5.  Extension; Waiver.

At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                                               ARTICLE 7

                                                             Miscellaneous

Section  7.1.  Nonsurvival  of  Representations  and  Warranties.

The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section   7.2.  Entire  Agreement;  Assignment.

This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section  7.3.  Validity.

If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to TAR:

         Tartam, Inc.
         1353 Middleton Dr.
         Cedar Hill, Nevada 75104

If to PRO:

         PROMOTIONAL CONCEPTS, INC.
         5300 WEST SAHARA, SUITE 100
         LAS VEGAS, NEVADA 89146
         (702) 604-6415



or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section  7.5. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section  7.8. Certain Definitions.

For the purposes of this Agreement, the term:

         (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

         (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

         (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of PRO or TAR or its subsidiaries, as the case may be, has actual knowledge of such matter;

         (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

         (f) "subsidiary" or "subsidiaries" of PRO, TAR or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which PRO, TAR or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability.

This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of PRO, TAR or Newco or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance.

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.



In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

         Promotional Concepts, Inc.

         -------------------------
         David Gass, President
         President

         Tartam, Inc.

         -------------------------
         Tammy Mees, President



                             PRO DISCLOSURE SCHEDULE

Schedule 2.1   Organization                        See Amended Articles/Bylaws

Schedule 2.6   Consents & Approvals                None Provided

Schedule 2.7   No Default                          Not Applicable

Schedule 2.8   No Undisclosed Liability            None Exist

Schedule 2.9   Litigation                          None Exist

Schedule 2.10  Compliance with Applicable Law      None

Schedule 2.11 Employee Benefit Plans               None Provided

Schedule 2.12 Environmental Laws and Regs          Not Applicable

Schedule 2.13 Tax Matters                          None Exist

Schedule 2.14 Title to Property                    None Exist

Schedule 2.15 Intellectual Property                None Exist

Schedule 2.16 Insurance                            None Exist

Schedule 2.17  Vote Required                       None Required

Schedule 2.18 Tax Treatment                        Not Applicable

Schedule 2.19 Affiliates                           None Provided

Schedule 2.20 Certain Business Practices           None Exist

Schedule 2.21 Insider Interest                     None Exist

Schedule 2.22 Opinion of Financial Adviser         Waived - None Exist

Schedule 2.23 Broker                               None Exist

Schedule 4.1 Conduct of Business                   None Provided



                             TAR DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock                  None Exist

Schedule 3.2(c) Capital Stock Rights              None Exist other than
                                                  as in Articles

Schedule 3.2(d) Securities conversions             None Exist

Schedule 3.2 (f) Subsidiaries                      None Exist

Schedule 3.6   Consents & Approvals                 Provided

Schedule 3.7   No Default                           Not Applicable

Schedule 3.8   No Undisclosed Liability             None Exist

Schedule 3.9   Litigation                           None Exist

Schedule  3.10   Compliance with Applicable Law     Not Applicable
                                                    -  fully disclosed in
                                                    10SB12G

Schedule  3.11  Employee Benefit Plans

Section 3.11(  c)                                   No  Options Exist

Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs           Not Applicable

Schedule 3.13 Tax Matters                           None Exist

Schedule 3.14 Title to Property                     None Exist

Schedule 3.15(b) Intellectual Property              None Exist

Schedule 3.16 Insurance                             None Exist

Schedule  3.17   Vote  Required                     See  Shareholder
                                                    Meeting Certificate

Schedule 3.18 Tax Treatment                         Not Applicable
Schedule 3.19 Affiliates                            None Exist

Schedule 3.20 Certain Business Practices            None Exist

Schedule 3.21 Insider Interest                      None Exist

Schedule 3.22 Opinion of Financial Adviser          Waived - None Exist

Schedule 2.23 Broker                                None Exist

Schedule  4.2  Conduct  of  Business                See  Amended  &
                                                    Restated Articles